CERTIFICATE OF DESIGNATIONS OF THE
SERIES B CONVERTIBLE PREFERRED STOCK OF
SOLARIS POWER CELLS, INC.

PURSUANT TO SECTION 78.195
OF THE NEVADA REVISED STATUTES

I, Leonard Caprino, hereby certify that I am the Chief Executive Officer of Solaris Power Cells, Inc. (the “Corporation”), a corporation organized and existing under the Nevada Revised Statutes (the “NRS”), and further do hereby certify:

That pursuant to the Articles of Incorporation of the Corporation, as amended (the “Articles of Incorporation”), an aggregate of One Million (1,000,000) shares of preferred stock, $0.001 par value per share (the “Preferred Stock”) are authorized for issuance, and may contain such rights, privileges and designations (including voting and conversion rights) as the Board of Directors of the Corporation (the “Board”) may, from time to time, designate.

That pursuant to the authority expressly conferred upon the Board by the Articles of Incorporation, on May 16, 2016, the Board adopted the following resolutions creating a series of One Million (1,000,000) authorized shares of Preferred Stock designated as voting, convertible Series B Preferred Stock of the Corporation, none of which shares have been issued.

RESOLVED, that the Board designates the Series B Preferred Stock and the number of shares constituting such series, and fixes the rights, powers, preferences, privileges and restrictions relating to such series in addition to any set forth in the Articles of Incorporation as follows:

TERMS OF SERIES A CONVERTIBLE PREFERRED STOCK

1. Designation and Number.

(a) A series of Preferred Stock of the Corporation, designated as voting, convertible Series B Preferred Stock, par value $0.001 per share, (“Series B Preferred Stock”) is hereby established. The number of authorized shares of Series B Preferred Stock shall initially be One Million (1,000,000) shares.

(b) The stated value of the Series B Preferred Stock shall be Five Dollars ($5.00) per share of Series B Preferred Stock (“Stated Value”).

(c) The Series B Preferred Stock is being issued on a date (the “Issuance Date”) which will be simultaneous with the Closing Date as set forth under that certain Share Exchange Agreement, dated April 30, 2016 (the “Exchange Agreement”) by and among Pixel Mags, Inc., a corporation organized under the laws of Delaware (“Pixel”) and Leonard Caprino (the “Majority Voting Stockholder”), Pixel Holdings, Inc., a corporation organized under the laws of the State of Delaware (the “Holdings”) and the Corporation, pursuant to which the holders of all outstanding securities of Pixel received in exchange for 100% of the equity securities of Pixel, (i) an aggregate of 1,000,000 shares of the Series B Preferred Stock or securities convertible into or exercisable for such Series B Preferred Stock, (ii) a $5,000,000 convertible note of the Corporation containing such terms and conditions set forth therein (the “Note”) and (iii) a five year warrant containing the terms and conditions set forth therein (the “Warrant”).

(d) As used in this Certificate, the term “Holder” shall mean one or more holder(s) of shares of Series B Preferred Stock.

(e) Unless otherwise defined in this Certificate, all capitalized terms, when used herein shall have the same meaning as they are defined in the Exchange Agreement.

(f) As used in this Certificate, the term “Fully-Diluted Common Stock” shall mean all shares of Common Stock of the Corporation or any successor-in-interest to the Corporation that is issued and outstanding and issuable upon conversion, exchange or exercise of any Common Stock Equivalents, in each case, immediately after giving effect to any Conversion Event; provided, however, that, except for (A) any shares of Common Stock issuable upon exercise of the Warrant, as set forth in the Exchange Agreement and (B) any shares of Common Stock issuable upon voluntary conversion of the Note, the term Fully-Diluted Common Stock shall not mean or include any Common Stock or Common Stock Equivalents issued or issuable in connection with (i) the acquisition of any Person by the Corporation or any subsidiary of the Corporation, other than Pixel (whether by equity purchase, asset purchase, merger, consolidation or like combination), or (ii) the issuance of any stock options by the Corporation to any employee or consultant of the Corporation or any of its subsidiaries; it being understood that the issuance(s) of any Common Stock or Common Stock Equivalents under clauses (i) or (ii) of this paragraph shall dilute the equity interests of all holders of Common Stock on an equitable and pro-rata basis.

2. Rank. All shares of the Series B Preferred Stock shall rank:

(a) senior to (i) the Corporation’s Common Stock, $0.001 par value per share, of the Corporation (the “Common Stock”); and (ii) any other class of securities which is specifically designated as junior to the Series B Preferred Stock, (collectively, with the Common Stock and Preferred Stock, the “Junior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary;

(b) pari passu and on parity with any other class or series of Preferred Stock of the Corporation hereafter created specifically ranking, by its terms, on parity with the Series B Preferred Stock (the “Pari Passu Securities”), it being understood that the Series B Preferred Stock shall be pari passu with and on parity to all classes or series of convertible Preferred Stock hereafter issued by the Corporation; and

(c) junior to any class or series of capital stock of the Corporation hereafter created specifically ranking, by its terms, senior to the Series B Preferred Stock (collectively, the “Senior Securities”), in each case as to distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary.

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3. Dividends. The Series B Preferred Stock shall not pay a dividend. However, the Holders of the Series B Preferred Stock shall be entitled to receive dividends when, as, and if declared by the Board, in an amount which shall be paid pro rata on the Common Stock and the Series B Preferred Stock, on an equal priority, pari passu basis, according to the number of shares of Common Stock held by the stockholders, where each Holder of Series B Preferred Stock is to be treated for this purpose as holding (in lieu of such shares of Series B Preferred Stock) the greatest whole number of shares of Common Stock then issuable upon conversion in full of such shares of Series B Preferred Stock. The right to dividends on shares of Series B Preferred Stock shall not be cumulative, and no right shall accrue to holders of Series B Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest.

4. Liquidation Preference. In the event of a merger, sale (of substantially all assets or stock), any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, then, either (i) after any distribution or payment on Senior Securities, (ii) simultaneous and on a pro-rata basis with any distribution or payment on Pari Passu Securities, and (iii) before any distribution or payment shall be made to the Holders of the Common Stock or any other Junior Securities, each Holder of Series B Preferred Stock then outstanding shall be entitled to be paid, out of the assets of the Corporation available for distribution to its stockholders, an amount (the “Liquidation Preference”) equal to aggregate number of shares of Series B Preferred Stock then outstanding multiplied by five dollar ($5.00). If the assets of the Corporation are not sufficient to generate cash sufficient to pay in full the Liquidation Preference, then the Holders of Series B Preferred Stock shall share ratably (together with holders of any Pari Passu Securities) in any distribution of cash generated by such assets in accordance with the respective amounts that would have been payable in such distribution as if the amounts to which the Holders of outstanding shares of Series B Preferred Stock are entitled were paid in full.

5. Voting Rights. Except as otherwise set forth herein, the Series B Preferred Stock shall vote together with the Common Stock and not as a separate class. Each share of Series B Preferred Stock shall have three hundred (300) votes on all matters required to be voted upon or consented to by a stockholder of the Corporation, or an aggregate of three hundred million (300,000,000) votes. Except as otherwise set forth herein, the Holders of Series B Preferred Stock shall have no right to vote as a separate class on any matter submitted to vote by the stockholders of the Corporation, excluding, however, any proposed amendment that would adversely alter or change any preference or any relative or other right given to the Series B Preferred Stock; in which event the Series B Preferred Stock may vote as a separate class with respect to such amendment. The holder of each share of Series B Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall vote with holders of the Common Stock upon the election of directors and upon any other matter submitted to a vote of stockholders. Fractional votes by the Holders of Series B Preferred Stock shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

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6. Conversion.

(a) Each Holder of Series B Preferred Stock shall have the right, but not the obligation, to convert all or any portion of his, her or its shares of Series B Preferred Stock into shares of Common Stock of the Corporation (the “Conversion”) at the Conversion Ratio then in effect (the “Conversion Shares”).

(b) Upon an Conversion, each full share of Series B Preferred Stock shall be convertible into Conversion Shares at a conversion price per share equal to the volume weighted average price (“VWAP”) of Corporation Common Stock for the ten (10) trading days immediately prior to the date of the Conversion Event, provided further, that following an Conversion the Corporation shall issue such number of Conversion Shares to the holder of Series B Preferred Stock as would result from dividing (i) the byproduct of multiplying the number of shares of Series B Preferred Stock, subject to an Conversion, by the Stated Value per share of Series B Preferred Stock, by (ii) the VWAP of Corporation Common Stock for the ten (10) trading days immediately prior to the date of the Conversion Event (the “Conversion Ratio”).

7. Notice of Conversion. Upon an Conversion of shares of Series B Preferred Stock, the Holder of Series B Preferred Stock shall: (i) fax (or otherwise deliver) a copy of the fully executed notice of Conversion to the Corporation (Attention: Corporation), no later than ten (10) days prior to the record date of such Conversion (the “Notice of Conversion”) and (ii) the Holder of Series B Preferred Stock shall surrender or cause to be surrendered only those original certificates of Series B Preferred Stock that shall be converted into Conversion Shares (the “Series B Preferred Stock Certificates”), duly endorsed. Upon receipt by the Corporation of the Holder’s original certificates representing the Series B Preferred Stock subject to Conversion and the Notice of Conversion, the Corporation shall promptly send, via facsimile, a confirmation to such Holder stating that the Series B Preferred Stock Certificates has been received and the date upon which the Corporation expects to deliver the Conversion Shares issuable upon such Conversion and the name and telephone number of a contact person at the Corporation regarding the Conversion Shares.

8. Adjustment for Reclassification, Exchange, and Substitution. If at any time or from time to time after the date upon which the first share of Series B Preferred Stock was issued by the Corporation (the “ Original Issuance Date”), the shares of Common Stock issuable upon the conversion of the Series B Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or otherwise, then, in any such event, each holder of Series B Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to such recapitalization, reclassification, reorganization, merger, exchange, consolidation, sale of assets or other change, or with respect to such other securities or property by the terms thereof.

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9. Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Series B Preferred Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Series B Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Series B Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to the Corporation’s Articles of Incorporation.

10. Fractional Shares. No fractional share shall be issued upon the conversion of any share or shares of Series B Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series B Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share.

11. No Reissuance of Series B Preferred Stock. No share or shares of Series B Preferred Stock acquired by the Corporation by reason of redemption, purchase, conversion or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue.

12. Redemption. The Series B Preferred Stock is not redeemable.

13. Amendment. This Certificate of Designation or any provision hereof may be amended by obtaining the affirmative vote at a meeting duly called for such purpose, or written consent without a meeting in accordance with the NRS, of (i) a majority of the outstanding Series B Preferred Stock, voting separate as a single class, and (ii) with such other stockholder approval, if any, as may then be required pursuant to the NRS and the Articles of Incorporation.

14. Protective Provisions. So long as any shares of Series B Preferred Stock are outstanding, the Corporation shall not, nor shall it permit any of its Subsidiaries to, take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent) of the Holders of a majority of the issued and outstanding Series B Preferred Stock (the “Series B Majority Holders”):

(a) alter or change the rights, preferences or privileges of the Series B Preferred Stock, or increase the authorized number of shares of Series B Preferred Stock; or

(b) issue any additional shares of Series B Preferred Stock.

Notwithstanding the foregoing, no change pursuant to this Section 14 shall be effective to the extent that, by its terms, it applies to less than all of the Holders of shares of Series B Preferred Stock then outstanding.

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15. Cancellation of Series B Preferred Stock If any shares of Series B Preferred Stock are converted pursuant to this Certificate of Designations, the shares so converted or redeemed shall be canceled, shall return to the status of authorized, but unissued Series B Preferred Stock of no designated series, and shall not be issuable by the Corporation as Series B Preferred Stock.

16. Lost or Stolen Certificates. Upon receipt by the Corporation of (i) evidence of the lost, theft, destruction or mutilation of any Series B Preferred Stock Certificate(s) and (ii) (y) in the case of loss, theft or destruction, indemnity (without any bond or other security) reasonably satisfactory to the Corporation, or (z) in the case of mutilation, the Series B Preferred Stock Certificate(s) (surrendered for cancellation), the Corporation shall execute and deliver new Series B Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Series B Preferred Stock Certificate(s) if the Holder contemporaneously requests the Corporation to convert such Series B Preferred Stock.

17. Waiver Notwithstanding any provision in these Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of Series B Preferred Stock granted hereunder may be waived as to all shares of Series B Preferred Stock (and the Holders thereof) upon the written consent of the Series B Majority Holders, unless a higher percentage is required by applicable law, in which case the written consent of the Holders of not less than such higher percentage of shares of Series B Preferred Stock shall be required.

18. Information Rights So long as shares of Series B Preferred Stock are outstanding, the Corporation will deliver to each Holder of Series B Preferred Stock (i) unaudited annual financial statements to the Holders of Series B Preferred Stock within 90 days after the end of each fiscal year; (ii) and unaudited quarterly financial statements within 45 days of the end of each fiscal quarter. Notwithstanding the foregoing in the event and to the extent that such information is electronically available on the web site of the Securities and Exchange Commission (www.sec.gov), the Corporation need not separately furnish such documents to Holders of the Series B Preferred Stock.

19. Certain Definitions. Unless otherwise defined in this Certificate, all capitalized terms, when used herein, shall have the same meaning as they are defined in the Exchange Agreement. As used in this Certificate, the term “Subsidiary” shall mean, as it applies to the Corporation, any one or more Persons, a majority of the capital stock or other equity interests of which are owned directly or indirectly (through another Subsidiary) by the Corporation. The term “Person” shall mean any corporation, limited liability company, partnership, limited partnership, trust or other entity.

20. Notices. Any notices required or permitted to be given under the terms hereof shall be sent by certified or registered mail (return receipt requested) or delivered personally, by nationally recognized overnight carries or by confirmed facsimile transmission, and shall be effective five days after being placed in the mail, if mailed, or upon receipt or refusal of receipt, if delivered personally or by nationally recognized overnight carrier or confirmed facsimile transmission, in each case addressed to a party. The addresses for such communications are (i) if to the Corporation c/o Solaris Power Cells, Inc.., 3111 East Tahquitz Way, Palm Desert, CA 92262; and (ii) if to any Holder to the address set forth under such Holder’s name on the execution page to the Exchange Agreement, or such other address as may be designated in writing hereafter, in the same manner, by such person

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The undersigned declares under penalty of perjury under the laws of the State of Nevada that the matters set forth in this certificate are true and correct of his own knowledge.

The undersigned has executed this certificate on May 16, 2016.

SOLARIS POWER CELLS, INC.

By:	/s/ Leonard Caprino
Name:	Leonard Caprino,
Title:	Chief Executive Officer

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